2

                             Subsidiaries

The following is a list of the subsidiaries of Gibraltar Steel
Corporation. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York                New York
  Wm. R. Hubbell Steel Corporation                     Illinois
  Carolina Commercial Heat Treating, Inc.              Nevada
  Southeastern Metals Manufacturing Company, Inc.      Florida
  Solar Group, Inc.                                    Delaware
  Appleton Supply Co., Inc.                            Delaware
  United Steel Products Company                        Minnesota
  Harbor Metal Treating Co.                            Michigan
  Harbor Metal Treating of Indiana, Inc.               Michigan
  K & W Metal Fabricators, Inc.                        Colorado
  Hi-Temp Heat Treating, Inc.                          Delaware
  Brazing Concepts Company                             Michigan
  Milcor, Inc.                                         Delaware
Gibraltar Steel Corporation Flight Services Corp.      New York
Gibraltar Strip Steel, Inc.                            Delaware
Integrated Technologies International, Ltd.            Delaware
Cleveland Pickling, Inc.                               Delaware
GIT Limited                                            New York